Exhibit 99.1

Contango Reports Third Quarter Results and Updates Operations

HOUSTON--(BUSINESS WIRE)--May 9, 2012--Contango Oil & Gas Company (NYSE Amex: MCF) reported revenues from sales of natural gas, oil and natural gas liquids for the three months ended March 31, 2012 of approximately $41.3 million, compared to $51.8 million for the same period last year. The Company reported net income for the three months ended March 31, 2012 of approximately $14.7 million, or $0.96 per basic and diluted share. This compares to net income for the three months ended March 31, 2011 of approximately $16.8 million, or $1.07 per basic and diluted share, which included a gain of approximately $0.2 million, or $0.01 per basic and diluted share, attributable to discontinued operations from the sale of our Joint Venture Assets and Rexer Assets.

For the nine months ended March 31, 2012, the Company reported revenues from sales of natural gas, oil and natural gas liquids of approximately $139.4 million, compared to $153.1 million for the same period last year. The Company reported net income for the nine months ended March 31, 2012 of approximately $49.1 million, or $3.18 per basic and diluted share, which included a loss of approximately $0.8 million, or $0.05 per basic and diluted share, attributable to discontinued operations from the sale of our Joint Venture Assets and Rexer Assets. This compares to net income for the nine months ended March 31, 2011 of approximately $47.5 million, or $3.03 per basic share and $3.02 per diluted share, which includes a gain of approximately $1.1 million, or $0.07 per basic and diluted share, attributable to discontinued operations from the sale of our Joint Venture Assets, Rexer Assets and the distribution of Contango ORE, Inc. stock.

Despite the 43% decrease in the price of natural gas for this quarter compared to the same quarter in 2011, our revenues decreased by only 20% due to the high liquids content and condensate associated with our natural gas production. The following table shows the relationship between our produced volumes of liquids and natural gas and the revenues they derive.

	Three Months Ended
	March 31,
	2012		2011
	(thousands, except percentage)

Natural gas volumes (Mcf)	5,547	73.62%	5,821	74.67%
Condensate and NGL volumes (Mcfe)	1,988	26.38%	1,975	25.33%
Total volumes	7,535		7,796

Natural gas revenues	$14,246	34.46%	$26,168	50.51%
Condensate and NGL revenues	27,093	65.54%	25,637	49.49%
Total revenues	$41,339		$51,805

	Nine Months Ended
	March 31,
	2012		2011
	(thousands, except percentage)

Natural gas volumes (Mcf)	17,276	75.04%	19,022	75.33%
Condensate and NGL volumes (Mcfe)	5,745	24.96%	6,229	24.67%
Total volumes	23,021		25,251

Natural gas revenues	$58,669	42.07%	$82,795	54.07%
Condensate and NGL revenues	80,780	57.93%	70,343	45.93%
Total revenues	$139,449		$153,138

Kenneth R. Peak, the Company’s Chairman and Chief Executive Officer, said, “We are still waiting on the Hercules 205 rig which we have contracted to drill our Eagle and Fang prospects. The rig is currently under contract with another exploration and production company and we expect the rig will become available sometime over the next three months. We currently have more opportunities on our plate than at any time in the Company’s history. This is the silver lining to today’s natural gas prices.”

As of April 30, 2012, we were producing approximately 94.5 million cubic feet equivalent per day, net to Contango, had no debt, and had approximately $110 million in net available cash, after investing approximately $46 million in onshore capital expenditures over the past month. We have $40.0 million of unused borrowing capacity available.

CONTANGO OIL & GAS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
	(thousands, except per share amounts)
REVENUES:
Natural gas, oil and liquids sales	$41,339	$51,805	$139,449	$153,138
Total revenues	41,339	51,805	139,449	153,138

EXPENSES:
Operating expenses	5,727	5,652	18,626	15,926
Exploration expenses	76	14	133	9,848
Depreciation, depletion and amortization	11,710	13,007	36,203	40,709
Impairment of natural gas and oil properties	-	1,675	-	1,786
General and administrative expenses	1,226	5,661	5,778	11,940
Total expenses	18,739	26,009	60,740	80,209

OTHER INCOME (EXPENSE)	42	(37)	(86)	(122)

NET INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	22,642	25,759	78,623	72,807
Provision for income taxes	(7,942)	(9,118)	(28,748)	(26,441)
NET INCOME FROM CONTINUING OPERATIONS	14,700	16,641	49,875	46,366

DISCONTINUED OPERATIONS
Discontinued operations, net of income taxes	(26)	156	(821)	1,139
NET INCOME ATTRIBUTABLE TO COMMON STOCK	$14,674	$16,797	$49,054	$47,505

NET INCOME PER SHARE:
Basic
Continuing operations	$0.96	$1.06	$3.23	$2.96
Discontinued operations	(0.00)	0.01	(0.05)	0.07
Total	$0.96	$1.07	$3.18	$3.03
Diluted
Continuing operations	$0.96	$1.06	$3.23	$2.95
Discontinued operations	(0.00)	0.01	(0.05)	0.07
Total	$0.96	$1.07	$3.18	$3.02

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	15,357	15,665	15,453	15,665
Diluted	15,360	15,667	15,456	15,729

The table below sets forth revenue, expense and production data for the three and nine months ended March 31, 2012 and 2011.

	Three Months Ended			Nine Months Ended
	March 31,			March 31,
	2012	2011	Change	2012	2011	Change
	(thousands, except percent change, average sales price and selected data per Mcfe)			(thousands, except percent change, average sales price and selected data per Mcfe)
Revenues:
Natural gas and oil sales	$41,339	$51,805	-20%	$139,449	$153,138	-9%
Total revenues	$41,339	$51,805	-20%	$139,449	$153,138	-9%

Production:
Natural gas (million cubic feet)	5,547	5,821	-5%	17,276	19,022	-9%
Oil and condensate (thousand barrels)	157	180	-13%	464	535	-13%
Natural gas liquids (thousand gallons)	7,321	6,263	17%	20,725	21,132	-2%
Total (million cubic feet equivalent)	7,535	7,796	-3%	23,021	25,251	-9%

Natural gas (million cubic feet per day)	61.0	64.7	-6%	62.8	69.4	-10%
Oil and condensate (thousand barrels per day)	1.7	2.0	-15%	1.7	2.0	-15%
Natural gas liquids (thousand gallons per day)	80.5	69.6	16%	75.4	77.1	-2%
Total (million cubic feet equivalent per day)	82.7	86.6	-5%	83.8	92.4	-9%

Average Sales Price:
Natural gas (per thousand cubic feet)	$2.57	$4.50	-43%	$3.40	$4.35	-22%
Oil and condensate (per barrel)	$113.41	$96.30	18%	$112.53	$85.80	31%
Natural gas liquids (per gallon)	$1.28	$1.33	-4%	$1.38	$1.16	19%
Total (per thousand cubic feet equivalent)	$5.49	$6.65	-17%	$6.06	$6.06	0%

Summary of Financial Information:
Operating expenses	$5,727	$5,652	1%	$18,626	$15,926	17%
Exploration expenses	$76	$14	443%	$133	$9,848	-99%
Depreciation, depletion and amortization	$11,710	$13,007	-10%	$36,203	$40,709	-11%
Impairment of natural gas and oil properties	$-	$1,675	-100%	$-	$1,786	-100%
General and administrative expenses	$1,226	$5,661	-78%	$5,778	$11,940	-52%
Other income (expense)	$42	$(37)	-214%	$(86)	$(122)	-30%

Selected data per Mcfe:
Lease operating expenses	$0.76	$0.73	4%	$0.81	$0.63	29%
General and administrative expenses	$0.16	$0.73	-78%	$0.25	$0.47	-47%
Depreciation, depletion and amortization of natural gas and oil properties	$1.53	$1.65	-7%	$1.55	$1.60	-3%

Contango is a Houston-based, independent natural gas and oil company. The Company’s business is to explore, develop, produce and acquire natural gas and oil properties onshore and offshore in the Gulf of Mexico. Additional information can be found on our web page at www.contango.com.

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as "expects", “projects”, "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Contango’s operations or financial results are included in Contango’s other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

CONTACT:
Contango Oil & Gas Company
Kenneth R. Peak, 713-960-1901
www.contango.com